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                                                             Filed Pursuant to
                                                                Rule 424(b)(3)
                                                             File No. 33-58989

                        PRICING SUPPLEMENT NO. 12 DATED
                        February 1, 1996 TO PROSPECTUS
                      DATED June 15, 1995 AND PROSPECTUS
                        SUPPLEMENT DATED June 15, 1995

                     McDONNELL DOUGLAS FINANCE CORPORATION

                          Series X Medium-Term Notes
                  Due Nine Months or More From Date of Issue

     Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated June 15, 1995, as amended and supplemented by the Prospectus Supplement dated June 15, 1995 (the "Prospectus").

Aggregate Principal Amount: $10,000,000

Original Issue Date
 (Settlement Date):         February 6, 1996

Stated Maturity Date:       February 8, 1999

Interest Rate:              5.48%

Interest Payment Dates:     January 15 and July 15 commencing July 15, 1996

Type of Notes Issued:       [ ] Senior Notes         [X] Fixed Rate Notes
                            [X] Subordinated Notes   [ ] Floating Rate Notes

Optional Redemption:        [ ] Yes
                            [X] No

Form of Notes Issued:       [X] Book-Entry Notes
                            [ ] Certificated Notes

CUSIP Number:               58017EAL2


                            PURCHASE AS PRINCIPAL

    This Pricing Supplement relates to $10,000,000 aggregate principal amount of Notes that are being purchased, as principal, by PaineWebber Incorporated ("PWI") for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by PWI. Net proceeds payable by PWI to McDonnell Douglas Finance Corporation (the "Company") will be 99.734% of the aggregate principal amount of the Notes, or $9,973,400 before deduction of expenses payable by the Company. In connection with the sale of the Notes, PWI may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .266% or $26,600.
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                     SELECTED CONSOLIDATED FINANCIAL DATA
                             (Dollars in millions)

     The following amends and supplements the information set forth under the caption "SELECTED CONSOLIDATED FINANCIAL DATA" on page 4 of the Prospectus:

     The following table presents selected consolidated financial information of the Company as of December 31, 1994 and September 30, 1995, and for the nine months ended September 30, 1995 and September 30, 1994. The information in the table should be read in conjunction with, and is qualified in its entirety by reference to, the Company's consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995. Results of the nine months ended September 30, 1995, are not necessarily indicative of the results of the entire year. Such results are unaudited, but include all adjustments, consisting of normal accruals, that the Company considers necessary for a fair presentation of the results for such interim periods. See "Selected Consolidated Financial Data" in the accompanying Prospectus.

                                             Nine Months Ended
                                       Sept. 30, 1995     Sept. 30, 1994
   Selected earnings data:
   Operating income . . . . . . . . . .   $  141.8           $   142.8
   Interest expense . . . . . . . . . .       76.6                83.2
   Net income . . . . . . . . . . . . .       29.0                22.5

  Ratio of earnings to fixed charges. . . . . .1.57x               1.42x

                                       Sept. 30, 1995     Dec. 31, 1994
Selected balance sheet data:
    Total assets . . . . . . . . . . . .  $1,922.1           $ 1,929.6
    Total debt   . . . . . . . . . . . .   1,242.0             1,215.1
    Shareholder's equity . . . . . . . .     270.7               271.9

  Cash dividends paid  . . . . . . . . .      30.2                29.9